Exhibit 99.1

FOR IMMEDIATE RELEASE

Nevada Gaming Commission Approves Cannery Casino Resorts, LLC

Partnership with Oaktree Capital Management

September 27, 2006 – Las Vegas – Cannery Casino Resorts, LLC announces that the Nevada Gaming Commission has approved the acquisition by an entity managed by Oaktree Capital Management, LLC (Oaktree), a Los Angeles-based global private investment firm, of a 33% ownership interest in Cannery Casino Resorts.  The approved transaction results in Millennium Gaming, Inc., a corporation equally owned by William J. Paulos and William C. Wortman, to own 67% of the Cannery Casino Resorts, LLC while the Oaktree entity will own 33%.

Cannery Casino Resorts, LLC owns and operates the Cannery Casino & Hotel and operates the Rampart Casino at the Resort at Summerlin.  Both properties are local Las Vegas casinos. A subsidiary of Cannery Casino Resorts, LLC has engaged Banc of America Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated to raise up to $275 million in a new senior secured credit facility.  The proceeds will be used to pursue a gaming opportunity in Pennsylvania.

Oaktree Capital Management, LLC is a Los Angeles-based global investment management firm with more than $30 billion in assets under management in specialized investment strategies.  These strategies include private equity, distressed debt, high yield bonds, convertible securities, emerging market equities, real estate and mezzanine debt.  Oaktree’s institutional clients include Fortune 100 companies, large public pension funds, university endowments, private foundations and high net worth individuals.

The Oaktree investment is made through its Principal Opportunities Group.  The Principal Opportunities Group manages in excess of $4.2 billion in committed capital and sponsors management buyouts and other private equity investments.  The Principal Opportunities Group has a history of investing in attractive companies in partnership with management, providing the resources necessary to develop the business and create long-term value.

Cannery Casino Resorts, LLC owns and operates the Cannery Casino & Hotel in North Las Vegas, at the corner of Craig and Losee roads as well as operates the Rampart Casino at the Resort at Summerlin at 221 N. Rampart Blvd., Las Vegas, Nev. 89145 which is located within the JW Marriott Resort.  The Cannery Casino & Hotel and Rampart Casino can be reached at  (702) 507-5900, 866-999-4899, or by visiting www.cannerycasinos.com or www.rampartcasino.com for more information.